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                                  23(d)(2)(fff)

   Amendment to Investment Sub-Advisory Agreement - TA IDEX Van Kampen Mid-Cap
                                     Growth

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                   MORGAN STANLEY INVESTMENT MANAGEMENT, INC.

THIS AMENDMENT is made as of January 1, 2007 to the Sub-Advisory Agreement dated June 23, 2004, as amended, (the "Agreement"), between Transamerica Fund Advisors, Inc. (formerly, AEGON/Transamerica Fund Advisers, Inc.), and Morgan Stanley Investment Management, Inc. (the "Sub-Adviser") on behalf of Transamerica IDEX Mutual Funds (the "Trust") and TA IDEX Van Kampen Mid-Cap Growth (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

7. COMPENSATION. Effective January 1, 2007, the sub-advisory fee rate for TA IDEX Van Kampen Mid-Cap Growth is as follows:

          0.40% of the first $1 billion of average daily net assets; and 0.375% of average daily net assets in excess of $1 billion.

In all other respects, the Sub-Advisory Agreement dated June 23, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

TRANSAMERICA FUND ADVISORS, INC


By: /s/ Glenn E. Brightman
    ---------------------------------
Name: Glenn E. Brightman
Title: Senior Vice President


MORGAN STANLEY INVESTMENT MANAGEMENT, INC.


By: /s/ Mary Sue Marshall
    ---------------------------------
Name: Mary Sue Marshall
      -------------------------------
Title: Managing Director
       ------------------------------